TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the ___ day of October, 2011, by and between AdvisorOne Funds, a Delaware statutory trust, having its principal office and place of business at 4020 South 147th Street, Omaha, Nebraska 68137 (the "Trust"), and ALPS Fund Services, Inc., a Colorado corporation having its principal office and place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the "Transfer Agent").

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust presently offers shares in one series, which shall be named in the attached Schedule A being herein referred to as a "Fund"; and

WHEREAS, the Trust on behalf of the Fund desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.

Terms of Appointment and Duties

1.1

Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Fund, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the Fund's authorized and issued shares of its beneficial interest ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of  the Fund of the Trust ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Trust on behalf of the Fund, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust on behalf of the Fund, as applicable and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust authorized pursuant to the Declaration of Trust of the Trust (the "Custodian");

(b)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian; In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers and other financial institutions authorized by the Trust who shall thereby be deemed to be acting on behalf of the Trust;

(d)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(e)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(f)

Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the Fund;

(g)

Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(h)

Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and

(i)

Perform additional telephone support services as detailed in Schedule 1.1, which may be amended in writing by the parties from time to time.

1.2

Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

(a)

Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, withholding taxes on U.S. resident and non-resident alien accounts and maintaining records with respect to such withholding, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

(b)

Control Book. Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 9:00 AM Eastern Time, or such earlier time as the Trust may reasonably require, on the next business day;

(c)

"Blue Sky" Reporting. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust, providing a system which will enable the Trust to monitor the total number of Shares sold in each State, and providing any other information reasonably requested by the Trust to fulfill the Trust's obligation to monitor blue sky compliance;

(d)

National Securities Clearing Corporation (the "NSCC'). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Trust/SERV (Networking and Trust/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from the NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to Trust's banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust's records on the Transfer Agent's computer system (the "System") in accordance with NSCC's Networking and Trust/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on the System through Networking; and

(e)

New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. Pursuant to such agreement the Transfer Agent may at times perform only a portion of these services and the Trust or its agent may perform these services on the Trust's behalf.

2.

Fees and Expenses

2.1

Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent fees as set forth in the attached fee schedule ("Schedule 2.1"). Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

2.2

Out-of-Pocket Expenses. In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Transfer Agent for reasonable out-of-pocket expenses, including but not limited to statement and confirmation production, postage, forms, telephone, records storage, or advances incurred by the Transfer Agent for the items set out in Schedule 2.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

2.3

Postage. Postage for mailing of dividends, Trust reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

2.4

Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within ten (10) business days from the day on which the parties agree on the amount to be paid, or at such later date as may be agreed upon by the Transfer Agent, by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

2.5

Cost of Living Adjustment. Unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent , upon 30 days written notice from ALPS the total fee for all services shall equal the fee that would be charged for the same services based on a fee rate (as reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers, for the Denver-Boulder-Greeley area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties.

2.6

Late Payments. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Trust) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Colorado law.

3.

Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Trust that:

3.1

It is a Colorado corporation duly organized and existing and in good standing under the laws of the State of Colorado.

3.2

It is duly qualified to carry on its business in the State of Colorado.

3.3

It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

3.4

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6

It is registered as a transfer agent under the Securities Exchange Act of 1934, as amended.

3.7

Representations and Warranties of the Trust

The Trust represents and warrants to the Transfer Agent that:

4.1

It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware.

4.2

It is empowered under applicable laws and by its Declaration of Trust Bylaws to enter into and perform this Agreement.

4.3

All trust proceedings required by said Declaration of Trust and Bylaws have been taken to authorize it to enter into and perform this Agreement.

4.4

It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

4.5

A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

4.

Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial Code

5.1

Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure"), attached hereto as Schedule B chosen for Trusts transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

5.2

Security Procedure. The Trust acknowledges that the Security Procedure it has designated on the Trust Selection Form, attached hereto as Schedule B, was selected by the Trust. The Trust must notify the Transfer Agent immediately of any change in the Trust's authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure. The Transfer Agent is authorized to make exceptions to the Security Procedures if instructed by the Trust. For purposes of this section only, instructions received from representatives of CLS Investments, LLC, the Fund's Investment Adviser, will be considered to be instructions from the Trust.

5.3

Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

5.4

Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

5.5

Cancellation Amendment. The Transfer Agent shall use reasonable best efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

5.6

Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

5.7

Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the reTrustable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

5.8

ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a reTrust of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

5.9

Confirmation. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Transfer Agent's information systems, or by facsimile or call-back. Trust must report any objections to the execution of an order within thirty (30) days.

6.

Indemnification

6.1

The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)

All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)

The Trust's lack of good faith, negligence or willful misconduct;

(c)

The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust in writing, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers reasonably believed by the Transfer Agent to be authorized by the Trust's Board of Trustees; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, and signed by the proper person or persons;

(d)

The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(e)

The negotiation and processing of any checks including without limitation for deposit into the Trust's demand deposit account maintained by the Transfer Agent, excluding checks not made payable to the order of the Trust, the Trust's management company, custodian, transfer agent or distributor or the retirement account custodian or trustee for a plan account investing in Shares (such checks are commonly known as "third party checks") which checks are tendered to the Bank for the purchase of Shares; or

(f)

Upon the Trust's request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems.

6.2

In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust's prior written consent.

7.

Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. According to mutually agreed upon procedures, the Transfer Agent agrees to use reasonable efforts with regard to the processing of investments checks. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 7 of this Agreement.

8.

Confidentiality

8.1

The Transfer Agent and the Trust agree that they will not, at any time during the Term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any Shareholders' or customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any personal information of the Trust's shareholders or other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. For purposes of this Agreement, Confidential Information shall also include:

(a)

Any data or information that is competitively sensitive material, and not generally known to the public, including but not limited to, information about product plans, marketing strategies, finance, operations, customer relationship, customer profiles, Shareholder personal information, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Transfer Agent, their respective affiliates and customers, shareholders, clients and suppliers of any of them;

(b)

Any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Transfer Agent a competitive advantage over its competitors;

(c)

All confidential or proprietary concepts, documentation, reports, data specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and

(d)

Information that the Trust is required to keep confidential pursuant to agreements with third party service providers.

Confidential information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent or the Trust, as the case may be; (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement; (iv) are subsequently disclosed to a party hereto on a non-confidential basis by a third party that is not bound by an agreement of non disclosure or confidentiality with another party hereto or its affiliates, which rightfully acquired such information; or (v) are independently developed by a party hereto.

The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its sub-contractor or Trust agent for purposes of providing services under this Agreement.

8.2

In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will use reasonable efforts to notify the Trust to the extent legally permitted and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

8.3

The Trust and the Transfer Agent shall each comply with all applicable laws, rules and regulations relating to privacy, confidentiality, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

9.

Covenants of the Trust and the Transfer Agent

9.1

The Trust shall promptly furnish to the Transfer Agent the following:

(a)

A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)

A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

9.2

The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

9.3

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable as required by applicable laws, rules and regulations. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

9.4

The Transfer Agent shall provide assistance to and cooperate with the Trust's internal or external auditors in connection with any Trust-directed audits. The Transfer Agent shall provide such assistance in accordance with reasonable procedures and at reasonable frequencies, which shall not exceed twice each calendar year unless otherwise agreed to by the parties, and the Trust shall provide reasonable advance notice to the Transfer Agent of such audits. For purposes of such audits, at the request of the Trust, the Transfer Agent will use reasonable efforts to make available, during normal business hours, all required records, data and operating processes for review by such auditors. On an annual basis, the Transfer Agent will provide the Trust with copies of its SAS 70 report. The Trust understands and agrees that its auditors will be required by the Transfer Agent to execute a confidentiality agreement prior to being given access to such records, data and operating processes.

10.

Termination of Agreement

10.1

Term. The term of this Agreement shall be on a month to month basis from the date first stated above unless terminated pursuant to the provisions of this Section 10.  This Agreement may be terminated by either party upon thirty (30) days' written notice to the other party. In the event of the termination of this Agreement, the terms of this Agreement shall continue in effect until the date that the Deconversion (defined below) of the Trust is completed.

10.2

Termination; Deconversion. In the event that this Agreement is terminated, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust's request, shall offer reasonable assistance to the Trust in converting the records of the Trust from the Transfer Agent's systems to whatever services or systems are selected by the Trust (the "Deconversion"). As used herein "reasonable assistance" and "transitional assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider (the "new agent") to modify, to alter, to enhance, or to improve the new agent's system, or to provide any new functionality to the new agent's system, (ii) to disclose any Proprietary Information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any Transfer Agent software, or to otherwise alter the format of the data as maintained on any Transfer Agent's systems. Notwithstanding anything contained in this Agreement to the contrary, should the Trust desire to carry out such Deconversion, the Transfer Agent shall make a good faith effort to facilitate the conversion on such date; however, there can be no guarantee or assurance that the Transfer Agent will be able to complete a Deconversion by such requested date.

10.3

Fees and Expenses upon Termination. Should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Trust. Additionally, the Transfer Agent reserves the right to charge a reasonable fee for its deconversion services. In the event of termination of this Agreement, the Trust agrees to pay the Transfer Agent promptly all amounts due the Transfer Agent hereunder for services performed and reasonable out-of-pocket expenditures incurred prior to such termination.

10.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

10.5

Termination by the Trust. The Trust, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence of (i) the bankruptcy of the Transfer Agent or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Transfer Agent to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Transfer Agent. With respect to (i), the termination shall be effective at any time specified in a written notice from the Trust to the Transfer Agent. With respect to (ii), the Trust shall provide the Transfer Agent with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Transfer Agent within thirty (30) days after receipt of such written notice from the Trust.

10.6

Termination by the Transfer Agent. The Transfer Agent, in addition to any other rights and remedies, shall have the right to terminate this Agreement upon the occurrence at any time of (i) the bankruptcy of the Trust or the appointment of a receiver therefore if such proceedings are not dismissed within 21 days of being brought, or (ii) the material failure by the Trust to perform its duties and obligations under this Agreement or a material breach of this Agreement by the Trust. With respect to (i), the termination shall be effective at any time specified in a written notice from the Transfer Agent to the Trust. With respect to (ii), the Transfer Agent shall provide the Trust with written notice identifying such failure or breach and stating its intention to terminate the Agreement in sixty (60) days from the date of such notice if such failure or breach has not been cured by the Trust within thirty (30) days after receipt of such written notice from the Transfer Agent.

11.

Assignment and Third Party Beneficiaries

11.1

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

11.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in Section 12.1 and Schedule 1.1, neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

12.

Subcontractors

12.1

Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

13.

Miscellaneous

13.1

Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and, if material, authorized or approved by a resolution of the Board of Trustees of the Trust.

13.2

Colorado Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of Colorado.

13.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. In the event of a disaster rendering the Transfer Agent's systems or facilities inoperable, the Transfer Agent will use all reasonable efforts to continue to provide services to the Trust in accordance with the Transfer Agent's then current Business Contingency plan, which includes such general back-up facilities as the Transfer Agent reasonably determines to be appropriate.

13.4

Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

13.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

13.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

13.8

Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

13.9

Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

13.10

Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

13.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

13.12 Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)

ALPS Trusts Services, Inc

1290 Broadway, Suite 1100

Denver, CO 80203

Attention: Legal Department

(b)

If to the Trust, to:

AdvisorOne Funds

4020 South 147th Street

Omaha, NE 68137

Attention: Legal Counsel

15.

Additional Trusts

In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS FUND SERVICES, INC.

ADVISORONE FUNDS

By: /s/ Jeremy O. May

By: /s/ W. Patrick Clarke

Name: Jeremy O. May

Name: W. Patrick Clarke

Title: President

Title: President

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SCHEDULE A
Fund List

Milestone Treasury Obligations Fund
Ff

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SCHEDULE 1.1
ADDITIONAL TELEPHONE SUPPORT AND SERVICES

I.

SERVICES

1.

Transfer Agent and Telephone Support Function

a.

Maintain a telephone recording system that records all orders and instructions. Transfer Agent shall maintain these records in accordance with applicable federal and state regulations.

b.

Answer telephone inquiries from 6:30 a.m. to 4 p.m. Mountain time Monday through Friday except for Holidays as recognized by the Federal Reserve Bank of New York and the New York Stock Exchange from customers and prospective customers of the Trust.

c.

Require shareholder service representatives to obtain a Series 6 license within 12 months of providing service for the Trust.

1.

Send all literature orders for information received by the Transfer Agent to the fulfillment agent for the Trust within one business day.

2.

Provide the Trust with reports detailing the calls received during the month in the form that the Trust may reasonably request;

ALPS FUND SERVICES, INC.

ADVISORONE FUNDS

By: /s/ Jeremy O. May

By: /s/ W. Patrick Clarke

Name: Jeremy O. May

Name: W. Patrick Clarke

Title: President

Title: President

SCHEDULE 2.1

Fee Schedule

Base Fee:

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens.

Annual Trust Base Fee equals $25,000 per Fund. Open Account Fee is $13 per open account. Inactive Account Fee is $5 per inactive account'. Closed Account Fee is $0.50 per closed account2.

Each additional class of shares for each Fund will be charged a $5,000 Annual Trust Base Fee plus the Open, Inactive, and Closed Account Fees as noted above.

1 An inactive account is an account with a zero balance that has had activity in the last eighteen months.

2 A closed account is an account with a zero balance that has not had activity in the last eighteen months.

Web Services Fee:

$5,000 one time set-up fee.

Annual fee equals $12,000.

Out-of-Pocket Fees:

The following fees represent expenses that may be incurred by ALPS from outside vendors. These fees are passed directly through at cost to our clients as out-of-pocket expenses. The following fees are estimates and are subject to change:

·

Monthly NSCC-interface fees

·

The cost of printing and mailing shareholder confirmations and statements

§

The cost of Trust-specific statement paper and envelopes

·

Customized programming

·

Other miscellaneous expenses that may occur at the Trust's direction

ALPS FUND SERVICES, INC.

ADVISORONE FUNDS

By: /s/ Jeremy O. May

By: /s/ W. Patrick Clarke

Name: Jeremy O. May

Name: W. Patrick Clarke

Title: President

Title: President

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Schedule B

SECURITY PROCEDURES

Telephone Verification Procedures:

The Transfer Agent will require verification of the following by the caller if unknown to the Transfer Agent:

❑

Social Security number or Tax ID number

❑

Account Registration / Legal Name of Account

❑

Mailing Address of Record

Fax Verification Procedures:

The Transfer Agent will require that the fax contain an authorized signature for verification. In addition, for faxed applications, the Transfer Agent will require the shareholder to mail the original in a timely manner.

	Phone	Fax	Mail
			NO Signature Guarantee Required	Signature Guarantee Required(2)
Redemptions
Wire to bank instructions on record	X	X	X
Wire to new bank instructions		X(1)		X
Exchanges between classes	X	X	X
Purchases
Purchase by wire	X	X	X
Transfers
Transfer assets to different account registration		X(1)		X
Account Maintenance
Establish new account		X(3)	X
Change address of record	X	X	X
Change account registration		X(1)		X
Add bank wiring instructions		X(1)		X
Remove bank wiring instructions	X	X	X
Change interested party (additional mailings)	X	X	X
Change broker dealer of record	X	X	X
Change dividend options	X	X	X
Addition or removal of authorized signer or transactor		X(1)		X

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(1)

Signature guarantees received by fax must be on company letterhead and will be reviewed by the Manager of Transfer Agency, but will not be subject to medallion stamp verification.

(2)

For corporate accounts, signature guarantee must be provided by a person authorized in the corporate resolution.

(3)

A hold is put on all redemptions until original account application is received.

In addition to the transaction discussed above, ALPS will follow the following procedures with respect to corporate accounts:

▪

The Transfer Agent may require authorization from the Trust to accept outdated corporate resolutions.

▪

The Transfer Agent will require authorization from the Trust to accept transactions or maintenance requests for accounts with corporate resolutions missing authorized signatories.

ALPS FUND SERVICES, INC.

ADVISORONE FUNDS

By: /s/ Jeremy O. May

By: /s/ W. Patrick Clarke

Name: Jeremy O. May

Name: W. Patrick Clarke

Title: President

Title: President

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